SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 10, 2010

 STEVEN MADDEN, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-23702	13-3588231
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

52-16 Barnett Avenue, Long Island City, New York (Address of principal executive offices)	11104 (Zip code)

Registrant’s telephone number, including area code:  (718) 446-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 10, 2010, Steven Madden, Ltd. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) whereby it purchased all of the outstanding stock of Big Buddha, Inc., a California corporation (“Big Buddha”), from its sole stockholder, Jeremy Bassan (the “Seller”).  In connection with the closing of the transaction contemplated by the Purchase Agreement, the Company paid to the Seller $11 million in cash, subject to adjustment, as consideration for the Seller’s ownership interest in Big Buddha.  In addition, the Seller may be eligible to receive potential earn-out payments pursuant to an Earn-Out Agreement (as described below) based on the future performance of Big Buddha.  The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with the Purchase Agreement, on February 10, 2010, the Company also entered into an Earn-Out Agreement with the Seller and Big Buddha (the “Earn-Out Agreement”).  Pursuant to the Earn-Out Agreement, as additional consideration for the Seller’s ownership interest in Big Buddha, the Seller will be eligible to receive certain earn-out purchase price payments in respect of each of the twelve month periods (i) beginning on April 1, 2010 and ending on March 31, 2011, (ii) beginning on April 1, 2011 and ending on March 31, 2012, and (iii) beginning on April 1, 2012 and ending on March 31, 2013, as specified in the Earn-Out Agreement.  The foregoing description of the Earn-Out Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 8.01.   Other Events.

On February 11, 2010, the Company issued a press release pursuant to which it announced that it had acquired Big Buddha.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated February 10, 2010, by and between Steven Madden, Ltd. and Jeremy Bassan.

10.2	Earn-Out Agreement, dated February 10, 2010, by and among Steven Madden, Ltd., Big Buddha, Inc. and Jeremy Bassan.

99.1	Press Release, dated February 11, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVEN MADDEN, LTD.

By: /s/ Edward R. Rosenfeld
Name: Edward R. Rosenfeld
Title: Chief Executive Officer
Date:     February 11, 2010